BIRNER DENTAL MANAGEMENT SERVICES, INC.
3801 East Florida Avenue, Suite 508
Denver, Colorado 80210
303-691-0680

FOR IMMEDIATE RELEASE
October 3, 2006

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                  ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

          COMPANY EXPECTS TO ACQUIRE 213,111 SHARES AT $21.75 PER SHARE


DENVER, COLORADO, October 3, 2006 BIRNER DENTAL MANAGEMENT SERVICES, INC. (NASDAQ CAPITAL MARKET: BDMS), operators of PERFECT TEETH dental practices, today announced preliminary results of its modified "Dutch Auction" tender offer, which expired on Friday, September 29, 2006, at 5:00 p.m., Mountain time.

The Company expects to accept for payment, at a purchase price of $21.75 per share, 213,111 shares of its common stock that were properly tendered and not withdrawn. The 213,111 shares expected to be purchased are comprised of the 175,000 shares the Company offered to purchase and 38,111 shares to be purchased pursuant to the Company's right to purchase up to an additional 2 percent of the outstanding shares as of August 31, 2006, without extending the tender offer in accordance with applicable securities laws. These tendered shares represent approximately 9.2% percent of the shares outstanding as of August 31, 2006. Under the terms of the tender offer, the Company offered to purchase up to 175,000 shares of its common stock at a price not greater than $28.00 per share or less than $17.50 per share.

The number of shares to be purchased and the price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased, the price per share and the proration factor, if any, will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and return of all shares tendered and not purchased, will occur promptly after the final number of shares tendered and proration factor are confirmed.

The purchase of the shares will be funded with proceeds from a new $5 million term loan that the Company entered into on August 31, 2006.

Computershare Trust Company, Inc. is the information agent and depositary for the tender offer. Any questions concerning the tender offer should be directed to Computershare Trust Company, Inc. by calling 1-800-962-4284 (extension 4732).

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ABOUT BIRNER DENTAL MANAGEMENT SERVICES, INC.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. Currently, the Company manages 60 dental offices, of which 35 were acquired and 25 were de novo developments. The Company operates its dental offices under the PERFECT TEETH name.

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the number of shares to be purchased, the price per share and other results of the tender offer, which may change when finally determined. Closing of the tender offer is subject to certain conditions. These and other risks are set forth in the Schedule TO, as amended, filed by the Company in connection with the tender offer and in reports filed by the Company with the Securities and Exchange Commission.

For  Further  Information  Contact:
Birner  Dental  Management  Services,  Inc.
Dennis  Genty
Chief  Financial  Officer
(303) 691-0680